CANADA GOOSE HOLDINGS INC.
Amended and Restated Stock Option Plan
Effective as of March 13, 2017

CANADA GOOSE HOLDINGS INC.
Amended and Restated Stock Option Plan

ARTICLE 1
PURPOSE
1.1    Purpose
The purpose of this Plan is to advance the interests of Canada Goose Holdings Inc. (the “Corporation”) and its Affiliates by enhancing their ability to attract and retain employees, managers and directors, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the Corporation and its Affiliates through their participation in the Corporation’s share capital by receiving options to purchase Subordinate Voting Shares therein.

ARTICLE 2
INTERPRETATION
2.1    Definitions
When used herein the following terms have the following meanings, respectively:
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person (a) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) is at such time a direct or indirect beneficial holder of at least 50% of any class of the equity interests of such specified Person.
“Associate” has the meaning attributed thereto in Section 1 of the Securities Act (Ontario).
“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy), any securities of the Corporation may not be traded by certain Persons designated by the Corporation.
“Board” means the board of directors of the Corporation.
“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Toronto, Ontario and New York, New York, for the transaction of banking business.
“Cause”, in the case of any Optionee who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” shall have the meaning set forth therein so long as such agreement remains in effect. With respect to any other Optionee, “Cause” means, as determined by the Corporation in its reasonable judgment, (i) a substantial failure of such Optionee to perform his or her duties and responsibilities to the Corporation or its Affiliates, or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by such Optionee of a felony or the commission by such Optionee of any crime involving moral turpitude; (iii) the commission by such Optionee of theft, fraud, embezzlement, any material breach of trust or any material act of dishonesty involving the Corporation or any of its Affiliates; (iv) a violation by such Optionee of the code of conduct of the Corporation or its Affiliates or of any other material policy of the Corporation or its Affiliates, or of any statutory or common law duty of loyalty to the Corporation or its Affiliates; (v) material breach of any of the terms of any agreement between the Corporation or Affiliates and such Optionee; or (vi) other conduct by such Optionee that could be expected to be harmful to the business, interests or reputation of the Corporation or any of its Affiliates.
“Change of Control Transaction” means a transaction that constitutes a Sale of Shares.

“Committee” has the meaning set forth in Section 3.2 of this Plan.
“Corporation” has the meaning set forth in Section 1.1 of this Plan.
“Date of Grant” means, for any Option, the date upon which such Option is granted by the Board. “Director” means a member of the Board or of the board of directors of an Affiliate.
“Disabled” or “Disability” means the inability of an Optionee to perform substantially all of such Optionee’s duties and responsibilities to the Corporation and its Affiliates as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by such Optionee, with or without reasonable accommodation, for 90 days during any period of 180 consecutive calendar days, as determined by a physician selected by the Corporation to whom the Optionee has no reasonable objection.
“Effective Date” means March 13, 2017.
“Exercise Notice” means a notice in writing, in the form set out in Schedule A, signed by an Optionee and stating the Optionee’s intention to exercise a particular Option.
“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years, subject to an extension pursuant to Section 4.2(b) resulting from a Black-Out Period).
“Exercise Price” means the price at which a Subordinate Voting Share may be purchased pursuant to the exercise of an Option.
“Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”.
“Market Price” means at any date when the Market Price of the Subordinate Voting Shares is to be determined, (i) if the Subordinate Voting Shares are listed on the TSX, the VWAP on the TSX for the five (5) trading days immediately preceding the date of grant of the Option; (ii) if the Subordinate Voting Shares are not listed on the TSX, then as calculated in paragraph (i) by reference to the price on any other Stock Exchange on which the Subordinate Voting Shares are listed (if more than one, then using the exchange on which a majority of Subordinate Voting Shares are listed); or (iii) if the Subordinate Voting Shares are not listed on any Stock Exchange, the value as is determined solely by the Board, acting reasonably and in good faith, and such determination shall be conclusive and binding on all Persons.
“Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation.
“NYSE” means the New York Stock Exchange.
“Option” means a non-assignable, non-transferable right to purchase Subordinate Voting Shares under this Plan. “Optionee” means a Participant who has been granted one or more Options.
“Option Agreement” means a signed, written agreement between an Optionee and the Corporation evidencing the terms and conditions on which an Option has been granted.
“Participant” means a Director or an officer of the Corporation or of an Affiliate, or a current full-time or part-time employee of the Corporation or of an Affiliate.
“Person” means any individual or any corporation, association, partnership, limited liability company, unlimited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.
“Plan” means this Amended and Restated Stock Option Plan, as it may be further amended or amended and restated from time to time.
“Retirement” means retirement from active employment with the Corporation or an Affiliate at or after age 65 or at or after such earlier age and upon the completion of such years of service as the Board may specify.

“Sale of Shares” means a sale or other transaction pursuant to which a Person that did not directly or indirectly own shares or other equity in the Corporation prior to such sale or other transaction acquires all of the outstanding shares and other outstanding equity interests in the Corporation.
“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, a longterm incentive plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Subordinate Voting Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise, including this Plan.
“Subordinate Voting Shares” means subordinate voting shares in the capital of the Corporation.
“Stock Exchange” means the TSX or the NYSE or, if the Subordinate Voting Shares are not listed or posted for trading on any of such stock exchanges at a particular date, any other stock exchange on which the majority of the trading volume and value of the Subordinate Voting Shares are listed or posted for trading.
“Termination Date” the date that is designated by the Corporation or such Affiliate, as the case may be, as the last day of the Optionee’s employment or term of office with the Corporation or such Affiliate, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Optionee, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date on which any period of reasonable notice that the Corporation or such Affiliate (as the case may be) may be required at law to provide to the Optionee, would expire.
“TSX” means the Toronto Stock Exchange.
“VWAP” means the volume weighted average trading price of the Subordinate Voting Shares, calculated by dividing the total value by the total volume of Subordinate Voting Shares traded for the relevant period.
2.2    Interpretation

(a)
Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION
3.1    Administration
Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	[RESERVED]

(b)	[RESERVED]

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)
make all other determinations, settle all controversies and disputes that may arise under this Plan and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions under this Plan are conclusive and binding on the Corporation and all other Persons. The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation or of an Affiliate as the Board determines.
3.2    Delegation to Committee
To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.
3.3    Eligibility
All Participants are eligible to participate in this Plan, subject to the terms hereof. No additional Options shall be granted under this Plan as of the Effective Date or following the Effective Date, but Options granted prior to the Effective Date and that are outstanding on the Effective Date shall continue in accordance with their terms.
3.4    Total Shares Subject to Options
The maximum number of Subordinate Voting Shares issuable under this Plan is 5,899,660 Subordinate Voting Shares, which represents the Subordinate Voting Shares issuable upon exercise of Options outstanding as of the Effective Date. At all times, the Corporation will reserve and keep available a sufficient number of Subordinate Voting Shares to satisfy the requirements of all outstanding Options granted prior to the Effective Date under the Plan.
3.5    Limits with Respect to Insiders

(a)
The maximum number of Subordinate Voting Shares issuable to Insiders at any time pursuant to the exercise of Options previously granted under this Plan, including Subordinate Voting Shares issuable under any other Share Compensation Arrangement shall not exceed ten percent (10%) of the Subordinate Voting Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(b)
The maximum number of Subordinate Voting Shares issued to Insiders within any one year period pursuant to the exercise of Options previously granted under this Plan, including Subordinate Voting Shares issued under any other Share Compensation Arrangement shall not exceed ten percent (10%) of the Subordinate Voting Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(c)
Any Option previously granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangement, prior to the Participant becoming an Insider, shall be excluded for the purposes of the limits set out in Sections 3.5(a) and 3.5(b) above.

3.6    Option Agreements
All grants of Options under this Plan will be evidenced by Option Agreements. Such Option Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may, in its discretion, direct, provided that such provisions are not contrary to the provisions of this Plan. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Option Agreement to each Optionee.
3.7    Non-transferability
Subject to Section 4.5 and except as specifically provided in an Option Agreement approved by the Board, Options granted under this Plan may only be exercised during the lifetime of the Optionee by such Optionee personally. Subject to Section 4.5, no sale, assignment, encumbrance or other transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee (except that, if and to the extent permitted by the Board, an Optionee may transfer Options to a Registered Retirement Savings Plan or a Registered Retirement Income Fund established by or for the Optionee or under which he/she is a beneficiary) and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.

ARTICLE 4
GRANT OF OPTIONS
4.1    Grant of Options
No additional Options shall be granted under this Plan as of the Effective Date and following the Effective Date.
4.2    Expiration of Options

(a)
Subject to any accelerated termination as set forth in this Plan (including, without limitation, as provided in Sections 4.5 and 4.6), each Option expires on the 10th anniversary of the Date of Grant, subject to an extension pursuant to Section 4.2(b) resulting from a Black-Out Period.

(b)
Notwithstanding any other provision of this Plan, should the expiration of the Exercise Period of an Option fall on, or within the nine (9) Business Days following a date upon which such Participant is prohibited from exercising such Option due to a Black-Out Period or other trading restriction imposed by the Corporation, then the expiration date for such Option shall be automatically extended to the 10th Business Day following the date the relevant Black-Out Period or other trading restriction imposed by the Corporation is lifted, terminated or removed.

4.3    Vesting, Conditions of Exercise and Exercise Period

(a)
The Board may determine the time or times at and the conditions upon which an Option will vest and become exercisable. Once an Option has vested and become exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in the Option Agreement entered into in connection with the grant of such Option. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Subordinate Voting Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any Option becomes exercisable notwithstanding the vesting schedule set forth in such Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

(b)	Subject to the provisions of this Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.
4.4    Payment of Exercise Price
The Exercise Notice must be accompanied by payment in full of the purchase price for the Subordinate Voting Shares to be purchased. The Exercise Price must be fully paid in cash or by certified cheque, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Board. No Subordinate Voting Shares will be issued or transferred until full payment therefor has been received by the Corporation. As soon as practicable after receipt of any Exercise Notice and full payment or satisfaction, at the Board’s discretion, of the Exercise Price and any related tax withholding, the Corporation shall duly issue the applicable number of Subordinate Voting Shares to the Participant as fully paid and non-assessable.
4.5    Exercise upon Retirement, Death or Disability of Optionee
Subject to Section 4.6(e), if a Participant dies or becomes Disabled while an employee, director or officer of the Corporation or an Affiliate or if the employment or term of office of the Participant with the Corporation or an Affiliate terminates due to Retirement:

(a)
in the case of an Optionee, the executor, liquidator or administrator of the Optionee’s estate or the Optionee, as the case may be, may exercise any Options then held by the Optionee to the extent that the Options were vested and exercisable at the date of such death, Disability or Retirement and the right to exercise such Options shall terminate on the earlier of: (i) in the case of the Optionee’s death, the date that is 365 days from the date of the

Optionee’s death, and in the case of Optionee’s Disability or Retirement, the date that is 90 days from the date of the Optionee’s Disability or Retirement; and (ii) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that were not vested and exercisable at the date of death, Disability or Retirement shall immediately expire and be cancelled on such date; and

(b)	[RESERVED]
4.6    Exercise upon Termination of Employment or Services

(a)
Subject to Section 4.6(e), where an Optionee’s employment or term of office terminates by reason of termination by the Corporation or an Affiliate without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice) or by reason of the Optionee’s voluntary termination in good standing, as determined by the Board in its sole discretion, but not in the event of the Optionee’s termination by reason of the Optionee’s death, Disability or Retirement, any Options then held by the Optionee that are vested and exercisable at the Termination Date will continue to be exercisable by the Optionee until the earlier of: (A) the date that is 30 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that are not exercisable at the Termination Date immediately expire and are cancelled on the Termination Date.

(b)
Where an Optionee’s employment or term of office terminates by reason of termination by the Corporation or an Affiliate for Cause or by reason of the Optionee’s voluntary termination not in good standing, as determined by the Board in its sole discretion, any Options then held by the Optionee, whether or not vested and/or exercisable at the Termination Date, immediately expire and are cancelled on such date or at a time as may be determined by the Board, in its sole discretion.

(c)	[RESERVED]

(d)
Unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment within or among the Corporation or an Affiliate for so long as the Optionee continues to be an employee, director or officer of the Corporation or an Affiliate, as the case may be.

(e)
Notwithstanding anything to the contrary herein or in any Option Agreement, where an Optionee’s employment or term of office terminates for any reason whatsoever, including by reason of termination by the Corporation or an Affiliate without Cause or by reason of the Optionee’s Disability or Retirement, if such Optionee becomes a director, officer or employee of a direct competitor of the Corporation or any of its Affiliates, then any Options held by the Optionee, whether or not vested and/or exercisable at the Termination Date, immediately expire and are cancelled on such date or at a time as may be determined by the Board, in its sole discretion.

4.7    [RESERVED]
4.8    Discretion to Permit Exercise
Notwithstanding the provisions of Sections 4.5 and 4.6, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections and in any Option Agreement, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board, provided that, subject to an extension pursuant to Section 4.2(b) resulting from a Black-Out Period, the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond the expiration of the Exercise Period of the particular Option.
4.9    Change of Control Transactions
Except as otherwise set forth in any Option Agreement, in the event of any Change of Control Transaction in which there is an acquiring or surviving entity, the Board may provide for substitute or replacement options of similar value from, or the assumption of outstanding Options by, the acquiring or surviving entity or one or more of its Affiliates, any such substitution, replacement or assumption to be on such terms as the Board in good faith determines; provided, however, that in the event of a Change of Control Transaction, the Board may take any one or more of the following actions:

(a)
provide that any or all Options shall thereupon terminate; provided that any such outstanding Options that have vested shall remain exercisable until consummation of such Change of Control Transaction; and

(b)	make any or all outstanding Options exercisable in full.
4.10    [RESERVED]
4.11    Conditions of Exercise
Each Optionee will, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable.
4.12    [RESERVED]

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS
5.1    General
The existence of any Option does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, plan of arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.
5.2    Reorganization of Corporation’s Capital
Should the Corporation effect a subdivision or consolidation of Subordinate Voting Shares or any other capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that, in the opinion of the Board, would warrant the replacement of any existing Options in order to adjust: (a) the number of Subordinate Voting Shares that may be acquired on the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.
5.3    Other Events Affecting the Corporation
In the event of (a) an amalgamation, combination, plan of arrangement, merger or other reorganization, including by a sale or lease of assets or otherwise, involving the Corporation by exchange of Subordinate Voting Shares, or (b) the payment of any extraordinary dividend, if the Board is of the opinion that such amalgamation, combination, plan of arrangement, merger, other reorganization or dividend payment warrants the replacement of any existing Options in order to adjust: (x) the number of Subordinate Voting Shares that may be acquired on the exercise of any outstanding Options; (y) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees and/or (z) the type of securities that may be acquired by the Optionees on the exercise of any outstanding Options, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.4    Immediate Exercise of Awards
Where the Board determines that the steps provided in Sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.
5.5    Issue by Corporation of Additional Shares
Except as expressly provided in this Article 5, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Subordinate Voting Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.
5.6    Fractions
No fractional Subordinate Voting Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Sections 5.2 to 5.4, an Optionee would become entitled to a fractional Subordinate Voting Share, the Optionee has the right to acquire only the adjusted number of full Subordinate Voting Shares and the fractional Subordinate

Voting Shares shall be disregarded, and no payment or other adjustment will be made with respect to the fractional Subordinate Voting Shares so disregarded.
5.7    Conditions of Exercise
This Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Subordinate Voting Shares subject to such Option upon any Stock Exchange or under any provincial, state, federal or foreign law, or the consent or approval of any governmental body, Stock Exchange or of the holders of shares in the capital of the Corporation generally, is necessary or desirable, as a condition of, or in connection with the issue or purchase of Subordinate Voting Shares thereunder, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Optionees shall, to the extent applicable, cooperate with the Corporation in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Corporation or any of its officers or directors as a result of any failure by the Corporation to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS
6.1    Legal Requirement
The Corporation is not obligated to issue any Subordinate Voting Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by an Optionee or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency.
6.2    Quotation of Shares
So long as the Subordinate Voting Shares are listed on one or more Stock Exchanges, the Corporation must apply to such Stock Exchange or Stock Exchanges for the listing or quotation, as applicable, of the Subordinate Voting Shares underlying the Options granted under the Plan, however, the Corporation cannot guarantee that such Subordinate Voting Shares will be listed or quoted on any Stock Exchange.
6.3    Optionee’s Entitlement
Except as otherwise provided in this Plan or unless the Board permits otherwise, upon any Affiliate of the Corporation ceasing to be an Affiliate of the Corporation, Options previously granted under this Plan that, at the time of such change, are held by a Person who is a director, officer or employee of such Affiliate of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change.
6.4    Withholding Taxes
The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that an Optionee pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Subordinate Voting Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option must be withheld by the Corporation.
6.5    Rights of Participant/Optionee
No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving an Optionee a right to remain in the employ of the Corporation or an Affiliate. No Optionee has any rights as a shareholder of the Corporation in respect of Subordinate Voting Shares issuable on the exercise of rights to acquire Subordinate Voting Shares under any Option (including, without limitation, the payment of dividends or other distributions) until the fulfillment by the Optionee of the conditions set forth in Sections 4.4 and 6.4. The loss of existing or potential profit in shares underlying Options granted under this Plan shall not constitute an element of damages in the event of termination of an Optionee’s employment or service in any office or otherwise.

6.6    Termination; Amendment

(a)
The Plan will terminate on the date on which all Options issued under the Plan have either been exercised, cancelled or forfeited, or in such other circumstances as contemplated by the Plan or determined by the Board.

(b)
The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate. No such amendment, suspension or termination of this Plan, without the consent of any Optionee or the representatives of his or her estate, as applicable, materially alters or impairs any rights or obligations arising from any Option previously granted to an Optionee under this Plan that remains outstanding.

(c)
Subject to Section 6.6(b) and any applicable rules of a Stock Exchange, the Board may from time to time, in its absolute discretion and without the approval of the shareholders of the Corporation, make the following amendments to this Plan:

(i)	any amendment to the vesting provision, if applicable, or assignability provisions of the Options;

(ii)	any amendment to the expiration date of an Option that does not extend the terms of the Option past the original date of expiration of such Option;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Option may be exercised under the Plan;

(v)	any amendment to the definition of Participant eligible to participate in this Plan;

(vi)	any amendment necessary to comply with applicable law or the requirements of the TSX, the NYSE or any other regulatory body;

(vii)
any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)	any amendment to add provisions permitting a form of financial assistance or clawback, and any amendment to a provision permitting a form of financial assistance or clawback which is adopted; and

(x)	any other amendment that does not require the approval of the shareholders of the Corporation under Section 6.6(d).
(d) Shareholder approval is required for the following amendments to this Plan:

(i)
Any increase in the maximum number of Subordinate Voting Shares that may be issuable from treasury pursuant to Options granted under this Plan (as set out in Section 3.4), other than an adjustment pursuant to Section 4.9 or Article 5;

(ii)
except in the case of an adjustment pursuant to Section 4.9 or Article 5, any amendment which reduces the Exercise Price of an Option or any cancellation of an Option and replacement of such Option with an Option with a lower Exercise Price, to the extent such reduction or replacement benefits an Insider;

(iii)
any amendment which extends the Exercise Period of any Option beyond the original Exercise Period, except in case of an extension due to a Black-Out Period and to the extent such amendment benefits an Insider;

(iv)
any amendment which increases the maximum number of Subordinate Voting Shares that may be (i) issuable to Insiders and Associates of such Insiders at any time; or (ii) issued to Insiders and Associates of such Insiders under the Plan and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Section 4.9 or Article 5; and

(v)	any amendment to the amendment provisions of the Plan;
provided that shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded in accordance with the rules of the TSX when obtaining such shareholder approval.

6.7    Indemnification
Every Director or member of the Committee will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director or member of the Committee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director or member of the Committee, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director or member of the Committee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

6.8    Participation in the Plan
The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. This Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Subordinate Voting Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.
6.9    Effective Date
This Plan becomes effective on the Effective Date.
6.10    Governing Law
This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SCHEDULE A
Stock Option Plan Exercise Notice Form - Options

I,		, hereby exercise the option
(print name)
to purchase ______________ Subordinate Voting Shares of Canada Goose Holdings Inc. (the “Corporation”) at a purchase price of $______________ per Subordinate Voting Share. This Exercise Notice is delivered in respect of the option to purchase ______________ Subordinate Voting Shares of the Corporation that was granted to me on ______________ pursuant to the Option Agreement entered into between the Corporation and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Corporation in the aggregate amount of $ ______________ as full payment for the Subordinate Voting Shares to be received upon exercise of the Option.

Date	Optionee’s Signature